Exhibit 10.32
CHANGE IN CONTROL SEVERANCE AGREEMENT
This Change in Control Severance Agreement (the "Agreement") is made and entered into by and between Ronald J. Gorczynski ("Executive") and BNC Bancorp, Inc., a North Carolina corporation (the "Company"), effective as of March 12, 2014 (the "Effective Date").
RECITALS
1. Pursuant to it offers of employment (the “Offer Letter”) to Executive, prior to employment with the Company or the Company’s wholly owned subsidiary, Bank of North Carolina (the “Bank”), the Offer Letter contained a “change in control” provision. The Company now desires to memorialize the “change in control” provision of the Offer Letter in this Agreement as set forth below.
2. The Board of Directors of the Company (the "Board") wants to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control.
3. The Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive's employment and to motivate Executive to maximize the value of the Company for the benefit of its shareholders.
4. The Board believes that it is imperative to provide Executive with certain severance benefits upon a Covered Termination. These benefits will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.
5. None of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(l)(ii) [12 CFR 359.1(f)(l)(ii)] exists or, to the best knowledge of the Company, is contemplated insofar as the Company or the Bank or any subsidiaries is concerned.
6.     Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
In consideration of the increased number of benefits in the event of a Change in Control pursuant to the terms in this Agreement over those contained in the Offer Letter, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:
1.    At-Will Employment. Executive's employment is at-will, which means that the Company may terminate Executive's employment at any time, with or without advance notice, and with or without Cause. Similarly, Executive may resign his/her employment at any time, with or without advance notice or Good Reason. Executive shall not receive any compensation of any kind other than the severance benefits expressly provided for in this Agreement following Executive's last day of employment with the Company after or in the event of a Covered Termination (the "Termination Date").
2. Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the "Initial Term"). On the first anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each an "Additional Term"), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, if a Change in Control occurs when there are fewer than twenty-four (24) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twenty-four (24) months following the effective date of the Change in Control. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
3.    Severance Benefits. Upon a Covered Termination, on the terms and subject to the conditions of this Agreement, Executive will receive the following accrued payments and severance benefits from the Company:
(a)     Accrued Compensation. The Company will pay Executive accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Executive under any Company-provided plan, policy and arrangements,

(b)     Cash Severance. The Company will make a lump sum cash severance payment (less applicable withholding) to Executive equal to twenty-four (24) months of Executive’s Base Salary as in effect immediately prior to Executive’s Termination Date payable within 60 days following the Termination Date.
(c)     Equity. 100% of the unvested portion of Executive's then-outstanding equity awards (the "Equity Awards") will immediately vest and, if applicable, become exercisable as of the Termination Date. The Equity Awards will remain exercisable, to the extent applicable, following Executive's termination for the period prescribed in the respective equity plan and agreement for each Equity Award.
(d)     Continued Health Insurance Benefits. If Executive is eligible for, and elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") for Executive and Executive's eligible dependents (as applicable) under a health, dental, or vision plan sponsored by the Company, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive, as and when due to the COBRA carrier, for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive's termination of employment) until the earliest to occur of (A) a period of twelve (12) months from the Termination Date, (B) the date upon which Executive becomes eligible for coverage under a health, dental, or vision insurance plan of a subsequent employer, and (C) the date Executive or his or her dependents cease to be eligible for COBRA coverage. These payments will be subject to any applicable tax withholdings (including tax withholdings necessary to ensure that the provision of this benefit is not deemed a discriminatory practice giving rise to penalties to the Company under applicable laws) and will be counted as coverage pursuant to COBRA to the maximum extent permitted under applicable law.
4. Conditions to Receipt of Severance
(a)     Release of Claims
(i)     The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims substantially in the form attached hereto as Exhibit A (the "Release"), which must become effective and irrevocable no later than the sixth (60th) day following Executive's termination of employment (the "Release Deadline"). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.
(ii)     In the event the termination occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which Executive's termination of employment occurs (whether or not it actually becomes effective in the following year), then any severance payments and benefits under this Agreement that would be considered Deferred Payments (as defined below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs following the date the Release actually becomes effective.

(b) Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, the Bank, or any of their affiliated companies, and their respective businesses, which shall have been obtained by Executive during the Executive’s employment by the Company, the Bank, or any of their affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it or as may be required by applicable law, court order, a regulatory body or arbitrator or other mediator. For the purposes of this Section 4, “confidential information” means all of the Company’s and its affiliates’ confidential and proprietary information and trade secrets, including, but not limited to: (x) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information, the whole or any portion or phase of any research and development information, design procedures, algorithms, or processes, or other technical information; (y) the whole or any portion or phase of any marketing or sales information, sales records, customer lists or client lists, prices, sales projections, or other sales information; and (z) trade secrets, as defined from time to time by the laws of the State of North Carolina.
(c)     Indebtedness of Executive. If Executive is indebted to the Company on the effective date of a Covered Termination, the Company reserves the right to offset any severance payments under this Agreement by the amount of such indebtedness.
(d)     Application of Section 409A
(i)     Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii)     If Executive is a "specified employee" within the meaning of Section 409A of the Code at the time of Executive's separation from service, any Deferred Payments that otherwise are payable within the first six (6) months following Executive's separation from service will become payable on the first payroll date that occurs on or after the earliest of (x) the date six (6) months and one (1) day following the date of Executive's separation from service, (y) the date of Executive's death, and (z) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, any payments delayed in accordance with this paragraph will be paid to the Executive in a lump sum, and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. No interest shall be due on any amounts so deferred.
(iii)     Any amount paid under this Agreement that satisfies the requirements of the "short-term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (ii) above.
(iv)     Amounts paid pursuant to Section 3(iv) (that is, continued health insurance premiums) are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulations Section 1.409A-1(b)(9)(v)(B) and to the extent not so exempt or otherwise exempt, are intended to be paid in compliance with Treasury Regulations Section 1.409A-3(a)(1), the provisions of which are expressly incorporated into this Agreement by reference.
(v)     It is intended that all of the benefits and payments under this Agreement comply with, or be exempt from, the requirements of Section 409A of the Code so that none of the payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply or be exempt. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A of the Code.
5. Other Rights and Benefits.     Nothing in the Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything in this Agreement limit or otherwise affect such rights as Executive may have under other agreements with the Company. Except as otherwise expressly provided herein, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Change in Control shall be payable in accordance with such plan, policy, practice or program.
6. Definition of Terms.     For purposes of this Agreement, the following terms referred to in this Agreement will have the following meanings:

(a)     Base Salary. "Base Salary" means the greater of (i) Executive's annual base salary as in effect on the date of a Covered Termination, or (ii) Executive's annual base salary as in effect on the date of a Change in Control. For clarity, Base Salary does not include incentive pay, premium pay, commissions, relocation assistance or benefits, housing allowances, overtime, bonuses, and other forms of special or variable compensation.
(b)     Cause. "Cause" means (i) Executive's willful failure to substantially perform his or her duties to the Company or deliberate and material violation of a Company policy; (ii) Executive's commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; (iv) Executive's alcohol abuse or other substance abuse; (v) Executive’s conviction of, or pleading or nolo contendre to, any felony or a lesser crime involving dishonesty or moral turpitude; (vi) Executive’s material breach of any of his or her obligations under any written agreement or covenant with the Company, in each case in the reasonable determination of the Board. For purposes of this definition, "Company" shall be interpreted to include any parent, subsidiary, affiliate or successor thereto, if appropriate. Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (i) unless the conduct has not been cured within fifteen (15) days following Executive's receipt of written notice from the Company specifying the particulars of the conduct constituting Cause.
(c)     Change in Control. "Change in Control" shall have the meaning provided in the Company's 2013 Omnibus Stock Incentive Plan.
(d)     Code. "Code" means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(e)     Covered Termination. "Covered Termination" means Executive's dismissal or discharge for reasons other than Cause (and other than as a result of death or disability), or Executive's termination of employment for Good Reason, either of which occurs within twenty-four (24) months following the effective date of a Change in Control or within six (6) months before a Change in Control occurs but after discussions with a third party regarding a Change in Control commence, in which case the Executive’s Termination Date shall be considered the date of the Change in Control.
(f)     Deferred Payments. "Deferred Payments" means any payments or benefits provided for in this Agreement and/or under any other agreement that are deemed to be deferred compensation within the meaning of Section 409A of the Code.
(g)     Good Reason. "Good Reason" means the occurrence of one or more of the following, without Executive's express written consent:
(i)     a material reduction in Executive's job responsibilities, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control shall constitute a material reduction in job responsibilities;
(ii)     relocation by the Company or a subsidiary, parent, affiliate or successor thereto, as appropriate, of Executive's primary business location that increases Executive's one way commute by more than thirty-five (35) miles, unless Executive current commute as of the date of execution of this Agreement is greater than the thirty-five (35) mile limit, in which case relocation shall not exceed a one way commute by more than Executive’s current one way commute; or
(iii)     a reduction in Executive's then-current base salary by at least 10%, provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to Executive's by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction; provided, however, that in order for an event to qualify as Good Reason, Executive must (1) provide the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason, (2) allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, Executive's resignation from all positions then held by Executive with the Company must be effective not later than 30 days after the expiration of the cure period.
7. Notice
(a)     General.   Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to Executive at the home address listed in the Company's payroll records. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the Chief Executive Officer of the Company.
(b)     Notice of Termination.   Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive under this Agreement or preclude Executive from asserting such fact or circumstance in enforcing Executive's rights under this Agreement.
8. Termination for Which No Severance Benefits are Payable. Despite anything in this Agreement to the contrary, Executive shall not be entitled to benefits under this Agreement if Executive’s employment terminates with Cause, if Executive voluntarily terminates employment without Good Reason, if Executive dies while actively employed by the Company or the Bank, or if Executive becomes totally disabled while actively employed by the Company or the Bank. For purposes of this Agreement the term totally disabled means that because of injury or sickness Executive is unable to perform Executive’s duties. The benefits, if any, payable to Executive or Executive’s beneficiary or estate relating to Executive’s death or disability shall be determined solely by such benefit plans or arrangements as the Company or the Bank may have with Executive relating to death or disability, not by this Agreement.
9.        Miscellaneous Provisions.
(a)     No Duty to Mitigate.   Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(b) No Reduction of Severance Benefits Under Code Sections 280G and 4999. Despite contrary provisions in any other agreement, plan or arrangement by and between the Company and Executive or between the Bank and Executive, the benefits payable under this Agreement shall not be reduced, withheld, or considered owing to the Company or the Bank if the compensation or other benefits would (x) cause the imposition of excise taxes on Executive under section 4999 of the code or (y) cause loss of the Company’s or the Bank’s compensation deduction as a result of the application of section 280G of the Code.
(c)     Waiver.   No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(d)     Headings; Construction.   All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement. In the event of a conflict between the text of this Agreement and any summary, description or other information regarding the Agreement, the text of this Agreement shall control.

(e)     Entire Agreement.   This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including but not limited to any severance or other benefits payable upon Executive's termination of employment with the Company as set forth in any employment agreement, severance agreement or Offer Letter with Executive dated prior to the Effective Date.
(f)     Amendment or Termination of Agreement; Continuation of Agreement.   This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company (other than Executive) after such change or termination has been approved by the Board or duly authorized committee thereof.
(g)     Successors and Assigns.   This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties or rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.
(h)     Choice of Law.   The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of North Carolina (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in Guilford County, North Carolina, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.
(i)     Severability.   The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(j)     Withholding.   All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(k)     Counterparts.   This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures transmitted via facsimile shall be deemed equivalent to originals.

Signatures on following page

Each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

BNC Bancorp

By: /s/Richard D. Callicutt, II__________
    Richard D. Callicutt, II
Title: President/CEO

Executive

/s/Ronald J. Gorczynski_________________
Ronald J. Gorczynski

EXHIBIT A

FORM OF RELEASE OF CLAIMS

This release of claims (this "Agreement") is made by and between ____________ (the "Company"), and ______________ ("Executive"). The Company and Executive are sometimes collectively referred to herein as the "Parties" and individually referred to as a "Party."
RECITALS
WHEREAS, Executive signed a Change in Control Severance Agreement with the Company on ________________, _______ (the "Change in Control Agreement"), which, among other things, provides for certain severance benefits to be paid to Executive by the Company upon the termination of Executive's employment following a Change in Control (as defined in the Change in Control Agreement) of the Company;
WHEREAS, Executive was employed by the Company until __________________, _____when Executive's employment was terminated following a Change in Control ("Termination Date");
WHEREAS, in accordance with Section 4 of the Change in Control Agreement between the Company and Executive, Executive has agreed to enter into and not revoke a standard release of claims in favor of the Company as a condition to receiving the severance benefits described in the Change in Control Agreement; and
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive's employment relationship with the Company and the termination of that relationship.
NOW THEREFORE, for good and valuable consideration, including the mutual promises and covenants made herein, the Company and Executive hereby agree as follows:
AGREEMENT
1. Termination. Executive's employment with the Company terminated on the Termination Date.
2. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration to be paid in accordance with the terms and conditions of the Change in Control Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, housing or car allowances, relocation costs, interest, reimbursable expenses, and any and all other benefits and compensation due to Executive and that no other reimbursements or compensation are owed to Executive.

3. Release of Claims. Executive agrees that the consideration to be paid in accordance with the terms and conditions of the Change in Control Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the "Releasees"). Executive, on Executive's own behalf and on behalf of Executive's respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation the following:
(a) any and all claims relating to or arising from Executive's employment relationship with the Company and the termination of that relationship;;
(b) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(c) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002

(d) any and all claims for violation of the federal, or any state, constitution;
(e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(f) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and
(g) any and all claims for attorneys' fees and costs.
Executive agrees that the release set forth in this Section 3 (the "Release") will be and remain in effect in all respects as a complete general release as to the matters released. The Release does not extend to any severance obligations due Executive under the Change in Control Agreement. The Release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive's right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive's release of claims herein bars Executive from recovering such monetary relief from the Company). Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 3. Nothing in this Agreement waives Executive's rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.
4. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) Executive has at least 21 days within which to consider this Agreement; (c) Executive has 7 days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement will not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and delivers it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Chief Executive Officer of the Company that is received prior to the Effective Date.
5. Unknown Claims. Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. Executive, being aware of this principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.
6. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive's name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive's own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Executive confirms that Executive has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Executive or any other present or former Company employees, including violations of the federal and state securities laws or the Sarbanes-Oxley Act of 2002.
7. Sufficiency of Consideration. Executive hereby acknowledges and agrees that he has received good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.

8. Confidential Information. Executive reaffirms and agrees to observe and abide by the terms of the confidentiality provisions in Section 4(b) of the Change in control Agreement, specifically including the provisions therein regarding nondisclosure of the Company's trade secrets and confidential and proprietary information, which agreement will continue in force.
9. Return of Company Property; Passwords and Password-protected Documents. Executive confirms that Executive has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive's possession or control. Executive further confirms that Executive has cancelled all accounts for Executive's benefit, if any, in the Company's name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Executive also confirms that Executive has delivered all passwords in use by Executive at the time of Executive's termination, a list of any documents that Executive created or of which Executive is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents.
10. No Cooperation. Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive will state no more than that Executive cannot provide any such counsel or assistance.

11. No disparagement. Executive agrees that he will not in any way, directly or indirectly, do or say anything at any time which disparages the Company, its business interests or reputation, or that of any of the other Released Parties.
12. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, will be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.
13. Solicitation of Employees. Executive agrees that for a period of 12 months immediately following the Effective Date of this Agreement, Executive will not directly or indirectly (a) solicit, induce, recruit or encourage any of the Company's employees to leave their employment at the Company or (b) attempt to solicit, induce, recruit or encourage, either for Executive or for any other person or entity, any of the Company's employees to leave their employment.
14. Costs. The Parties will each bear their own costs, attorneys' fees and other fees incurred in connection with the preparation of this Agreement.
15. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive's own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
16. No Representations. Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
17. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.
18. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive's employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive's relationship with the Company, with the exception of the Change in Control Agreement and Executive's written equity compensation agreements with the Company.
19. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chairman of the Board of Directors of the Company.

20. Governing Law. This Agreement will be governed by the laws of the State of North Carolina, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of North Carolina.
21. Effective Date. [Executive understands that this Agreement will be null and void if not executed by Executive within 21 days. Each Party has seven days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the "Effective Date").]1 OR [This Agreement will be effective after it has been signed or executed by both Parties (the "Effective Date")].2
22. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
23. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive's claims against the Company and any of the other Releasees. Executive expressly acknowledges that:

(a)	Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive's own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Executive is fully aware of the legal and binding effect of this Agreement.
* * * * *

[1]	This provision will only be included in this Agreement if Executive is age 40 or older at the time Executive's employment relationship is terminated.

[2]	This provision will only be included in this Agreement if Executive is under the age of 40 at the time Executive's employment relationship is terminated.

Signatures on following page

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

COMPANY	BNC Bancorp

By:

Name:

Title:

Dated:

EXECUTIVE	______________________________, an individual

(Signature)

Dated: